UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) January 26, 2016
NGA HoldCo, LLC
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	0-52734 (Commission File Number)	20-8349236 (IRS Employer Identification No.)

21 Waterway Avenue, Suite 150 The Woodlands, TX 77380 (Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code 713-559-7400
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01.    Entry into a Material Definitive Agreement.
On January 26, 2016, NGA AcquisitionCo, LLC (“AcquisitionCo”), the indirect wholly-owned subsidiary of NGA HoldCo, LLC (the “Company”), made a loan to Newport Global Opportunities Fund I-A LP, a Nevada limited liability company (the “Newport Fund”) in the principal amount of $4,900,000. The principal amount of the loan is due and payable 180 days following the date of the loan. Interest on the unpaid principal amount from time to time outstanding is payable at a rate of 5% per annum. The Newport Fund may, without premium or penalty, prepay all or any portion of the outstanding principal balance, provided the prepayment is accompanied by payment of the accrued interest on the amount of principal prepaid, calculated to the date of the prepayment. The promissory note evidencing the loan, which may not be assigned or transferred by the Company without the prior written consent of the Newport Fund, contains customary default provisions. The Newport Fund is an indirect investor in the Company through its investment in NGA No VoteCo, LLC. In addition, the Newport Fund, an affiliate of Newport Global Advisors LP (“Newport”), is managed by Timothy T. Janszen, Ryan Langdon and Roger A. May, who are the managers of the Company, the members and managers of NGA VoteCo, LLC, and principals of Newport. AcquisitionCo funded the loan to the Newport Fund by borrowing $4,900,000 from Credit Suisse on January 26, 2016. The loan from Credit Suisse is secured by a pledge of the shares of Eldorado Resorts, LLC common stock owned by AcquisitionCo.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NGA HOLDCO, LLC

Date: February 1, 2016	By:	/s/ Timothy T. Janszen
Timothy T. Janszen, Operating Manager